Exhibit 23.(a)


The Shareholders
Florida Progress Corporation:

We consent to incorporation by reference in the registration statements No. 33-51573 on Form S-3, No. 33-47623 on Form S-8, No. 2-93111 on Form S-3, No.
333-19037 on Form S-8,  333-66161 on Form S-8, and No.  333-07853 on Form S-3 of
Florida Progress Corporation of our report dated January 25, 1999, relating to the consolidated balance sheets of Florida Progress Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, cash flows and common equity and comprehensive income for each of the years in the three-year period ended December 31, 1998, and all related schedules, which report appears in the December 31, 1998 annual report on Form 10-K of Florida Progress Corporation.



/s/KPMG LLP
--------------------------------
KPMG LLP
St. Petersburg, Florida




March 19, 1999